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Exhibit 3

CERTIFICATE OF FORMATION
OF
POINT CENTER MORTGAGE FUND I, LLC

        The undersigned, an authorized natural person, for the purpose of forming a limited liability company (hereinafter called the "Company"), under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, hereby certifies that:

        1.     The name of the Company is "Point Center Mortgage Fund I, LLC".

        2.     The address of the registered office and the name and the address of the registered agent of the Company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are National Registered Agents, Inc., 9 East Loockerman Street, Suite 1B, Dover, Delaware 19901.

        3.     (a)    Initial Manager. Point Center Financial, Inc. shall be the initial manager of the Company, and any change of manager or the addition of other managers shall only be done in accordance with the terms of the Company's operating agreement.

            (b)   Series of Members and Limited Liability Company Interests.

            (i)  The Company's operating agreement shall provide for the establishment of one (1) or more designated series of limited liability company interests designated as "Units" of the Company and having separate members whose rights, powers or duties with respect to specified property or obligations of the limited liability company or profits and losses associated with specified property or obligations are separate from the members of any other series of Units. Any such series of Units may have a separate business purpose or investment objective.

           (ii)  Separate and distinct records shall be maintained for each series of Units and the assets associated with each such series shall be held (directly or indirectly, including through a nominee or otherwise) and accounted for separately from the other assets of the Company, or any other series of Units, and the Company's operating agreement shall provide for the following limitation on liabilities of each series of Units:

      (1)
      the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of Units shall be enforceable against the assets of each such series of Units only, and not against the assets of the Company generally or any other series Units thereof; and

      (2)
      none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other series of Units thereof shall be enforceable against the assets of such series of Units.

Executed on July 14, 2004.

/s/ LUANN CHU LuAnn Chu, Authorized Person

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CERTIFICATE OF FORMATION OF POINT CENTER MORTGAGE FUND I, LLC